EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Consumer Portfolio Services, Inc.:

We consent to the incorporation by reference in the amendment No. 1 to registration statement on Form S-3 (No. 333-135357) of Consumer Portfolio Services, Inc., of our report dated March 15, 2004, with respect to the consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows of Consumer Portfolio Services, Inc. and subsidiaries for the year ended December 31, 2003, which report appears in the December 31, 2005, annual report on Form 10-K of Consumer Portfolio Services, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Orange County, California
July 18, 2006